WIRELESS AGE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Stated in US Dollars)

ASSETS	September 30, 2011	December 31, 2010
Current
Marketable securities	$139,226	$831,520
Receivables, less allowance of $76,320 for September 30, 2011	3,003,645	-
Inventory	340,683	-
Prepaid expenses	82,450	37,789
Investment -deposit	-	49,760
Total current assets	3,566,004	919,069

Property and equipment	76,261	43,031
Due from related parties	183,082	2,472,751
Investments	1,365,648	-
Goodwill	25,048	-
	$5,216,043	$3,434,851

LIABILITIES
Current
Bank indebtedness	$295,185	$52,321
Accounts payable and accrued liabilities	3,205,733	837,768
Taxes payable	26,174	54,990
Accrued special provision	-	6,714,880
Due to related parties	437,811	797,034
Short-term debt	123,483	-
Unissued share liability	270,447	-
	4,358,833	8,456,993

Provision for income tax	476,800	-
Long-term debt	1,310,606	-
	6,146,239	8,456,993

STOCKHOLDERS' EQUITY (DEFICIENCY)

June 30, 2011: nil issued and outstanding	-	-
Common stock, $0.001 par value: 100,000,000 shares authorized
June 30, 2011: 91,016,592 shares issued and outstanding	91,017	65,767

Additional paid-in capital	17,686,997	16,245,349
Treasury stock	-	24,352
Accumulated deficit	(18,955,566)	(21,568,608)
Accumulated other comprehensive income	247,356	210,998
	(930,196)	(5,022,142)

	$5,216,043	$3,434,851

WIRELESS AGE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the three and nine months ended September 30, 2011

(Unaudited)

(Stated in US Dollars)

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Revenue	$3,522,669	$4,913,233
Cost of goods	2,896,880	3,886,825
Gross profit	625,789	1,026,408

Operating expenses
Selling and administrative	965,837	2,439,594
Amortization	11,246	27,595
Total operating expense	977,083	2,467,189

Loss from operations	(351,294)	(1,440,781)

Other expenses (income)
Interest expense	113,018	148,749
Foreign exchange loss (gain)	264,761	(27,818)
Loss on disposal of shares	118,510	118,510
Gain on settlement	(5,708,694)	(5,708,694)
Total other expense (income)	(5,212,405)	(5,469,253)

Gain before income taxes	4,861,111	4,028,472
Income taxes - deffered and current	-	-

Net gain	$4,861,111	$4,028,472

Earnings per share:
Earnings per share - basic and diluted	$0.057	$0.054

Weighted average number of of common shares outstanding:
Basic and diluted	85,233,983	74,424,776